Adjustable Rate Fund
SPECIAL MEETING
OF SHAREHOLDERS
On June 21, 2010, a Special Meeting of
Shareholders for the Fund was held to consider the following proposal.
The results of the proposal a
re indicated below.
Proposal 1 To approve
the proposed reorganization
of the Fund into Wells Fargo
Advantage Adjustable Rate
Government Fund, which
will be a new series of Wells Fargo
Funds Trust, a Delaware statutory trust:
Net assets voted For 544,839,512
Net assets voted Against 11,139,485
Net assets voted Abstain 53,802,916

Short Intermediate Bond fund
SPECIAL MEETING
OF SHAREHOLDERS
On April 29, 2010, a Special Meeting
of Shareholders for the Fund was held to consider the following proposals.
The results of the proposals
are indicated below.
Proposal 1 The proposed reorganization
of the Fund into Wells Fargo Advantage
Total Return Bond Fund, a series of
Wells Fargo Funds Trust, a Delaware s
tatutory trust:
Net assets voted For 36,629,269
Net assets voted Against 532,493
Net assets voted Abstain 8,990,554

Proposal 2 To consider and act
upon an investment sub-advisory
agreement between
Evergreen Investment
Management Company, LLC and
Wells Capital Management, Inc.:
Net assets voted For 36,491,292
Net assets voted Against 561,327
Net assets voted Abstain 9,099,696